Exhibit 10.4
[***] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE OF INFORMATION COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

HC HORNET WAY, LLC
c/o Hackman Capital Partners, LLC
4060 Ince Boulevard
Culver City, California 90232

October 7, 2025

Beyond Meat, Inc.
888 N. Douglas Street
El Segundo, California 90245
Attention: [***], Chief Financial Officer, and
[***], Chief Legal Officer and Secretary
Email: [***] and [***]

Varda Space Industries, Inc.
225 S. Aviation Boulevard
El Segundo, California 90245
Attention: Dan Czerwonka
Email: [***]

RE:    CONSENT TO SUBLEASE

“Building”:    888 N. Douglas Street, El Segundo, California 90245

“Premises”:    A total of approximately 282,085 rentable square feet, which will be reduced to approximately 220,519 rentable square feet on the Suite A Termination Date (as defined in the Lease)

“Sublet Space”:    A total of approximately 54,749 rentable square feet, as more particularly described in the Sublease and approximately depicted on Schedule 1 attached hereto

“Landlord”:    HC Hornet Way, LLC, a Delaware limited liability company

“Tenant”:    Beyond Meat, Inc., a Delaware corporation

“Subtenant”:    Varda Space Industries, Inc., a Delaware corporation

“Lease”:    Lease dated January 14, 2021, as amended by that certain First Amendment to Lease dated as of September 17, 2024, that certain Second Amendment to Lease dated as of May 9, 2025, that certain Third Amendment to Lease dated as of July 16, 2025, and that certain Fourth Amendment to Lease dated as of even date herewith, as the same may be amended, modified, extended or restated from time to time

“Sublease”:    Sublease Agreement executed as of July 22, 2025 and annexed hereto as Exhibit A, as the same may be amended, modified, extended or restated from time to time, as may be permitted hereunder

Ladies and Gentlemen:

You have requested our consent to the Sublease. Such consent is hereby granted on the terms and conditions, and in reliance upon the representations and warranties, set forth in this letter (this “Agreement”).

1.Tenant represents and warrants that: (a) the Lease is in full force and effect; (b) Tenant has not assigned, subleased, licensed, encumbered, or extended the Lease, other than as set forth in (i) that certain License Agreement dated April 26, 2025 between Tenant, as licensor, and Subtenant, as Licensee, which shall terminate as of the date that this Agreement is fully executed, and (ii) the Sublease; (c) Tenant knows of no defense or counterclaim to the enforcement of the Lease; (d) Tenant is not entitled to any reduction, offset or abatement of the rent payable under the Lease; (e) a true and complete copy of the Sublease is attached hereto, and the Sublease constitutes the complete agreement between Tenant and Subtenant with respect to the subject matter thereof; (f) Landlord has completed all work to be performed by Landlord under the Lease; and (g) neither a Default (as defined in Section 19.1 of the Lease) by Tenant nor a default (as such term is used in Section 19.5 of the Lease) by Landlord exists of any of their respective obligations or covenants, and neither has breached any of their respective representations or warranties, under the Lease.

2.The Sublease shall be subject and subordinate to the Lease and all of its provisions. Neither Tenant nor Subtenant shall take, permit or suffer any action which would violate the provisions of the Lease or this Agreement, except, that Subtenant may use the Sublet Space for any purpose that is permitted under the Lease, and for lab, research and development, assembly and manufacturing, in each case, of pharmaceutical products, so long as such uses are in compliance with all laws (including common laws), codes, ordinances, regulations, rules or requirements of the United States of America, the State of California and any local, municipal or county governing body or other lawful authorities having jurisdiction over the Sublet Space (collectively, “Laws”) and all other restrictions and obligations in the Lease, including, without limitation, with respect to Hazardous Materials (as used in Section 28.26.2.5 of the Lease).

3.Landlord’s obligations to Tenant are governed only by the Lease and this Agreement and Landlord’s obligations to Subtenant are only as set forth in the Recognition Agreement (as defined below); except, that, Landlord agrees and acknowledges that it shall provide Subtenant with an improvement allowance of not more than $3,350,600.00 to use in constructing improvements within the Unimproved Space (as defined in the Sublease) pursuant and subject to the provisions of the Work Letter attached as Exhibit E to the Sublease. Landlord shall not be bound or estopped by any provision of the Sublease, including any provision purporting to impose any obligations upon Landlord (except as provided in the Recognition Agreement and in this Paragraph 3). Except as set forth in this Paragraph 3, nothing contained herein shall be construed as a consent to, approval of, or ratification by Landlord of, any of the particular provisions of the Sublease or any plan or drawing referred to or contained therein (except as may be expressly provided herein). Notwithstanding anything contained in the Sublease and/or this Agreement, for the avoidance of doubt, under no circumstance shall any of Subtenant’s rights under the Sublease and/or this Agreement exceed Tenant’s rights under the Lease.

4.If Tenant or Subtenant violates any of the terms of this Agreement, or if any representation by Tenant or Subtenant in this Agreement is untrue in any material respect, or if Subtenant takes any action which would constitute a default under the Lease beyond all applicable notice and cure periods, then Landlord may declare the Lease to be in default and avail itself of all remedies provided at law or in equity or in the Lease with respect to defaults.

5.Subject to the provisions of that certain Recognition Agreement dated as of even date herewith by and between Landlord and Subtenant (the “Recognition Agreement”), if the Lease is terminated or rejected (whether in a bankruptcy proceeding or similar proceeding under state law or for any other reason whatsoever) prior to the stated expiration date provided in the Lease, the Sublease, on the date of such termination, shall likewise terminate. In connection with such termination, Subtenant, at its sole expense, shall surrender the Sublet Space to Landlord in the manner provided for in the Lease, including the removal of all its personal property from the Sublet Space and from any part of the Building to which it is not otherwise entitled to occupancy, and repair all resulting damage to the Sublet Space and the Building. Except as otherwise provided in the Lease, Landlord shall have the right to retain any property and personal effects which remain in the Sublet Space or the Building on the date of termination of the Sublease, without any obligation or liability to Tenant or Subtenant, and to retain any net proceeds realized from the sale thereof, without waiving Landlord’s rights with respect to any default by Tenant under the Lease or Subtenant under the foregoing provisions of this paragraph and the provisions of the Lease and Sublease. If Subtenant shall fail to vacate and surrender the Sublet Space in accordance with the provisions of this paragraph, Landlord shall be entitled to all of the rights and remedies which are available to a landlord against a tenant holding over after the expiration of a term, and any such holding over shall be deemed a default under the Lease. In addition, Subtenant agrees that it will not seek, and it expressly waives any right to seek, any stay of (a) the prosecution of, or (b) the execution of any judgment awarded in, any action by Landlord to recover possession of the Sublet Space. Subtenant may not vacate the Sublet Space on a Sunday or holiday. If the Sublease terminates on a Sunday or holiday, Subtenant must comply with this paragraph by the end of the preceding Saturday or business day. Nothing in the Sublease or this Agreement shall reduce Tenant’s obligations to surrender and restore the Premises in accordance with the Lease upon the expiration, termination or rejection (whether in a bankruptcy proceeding or similar proceeding under state law or for any other reason whatsoever) of the Lease; except, that, if Subtenant’s occupancy of any portion of the Sublet Space continues after such Lease expiration or termination, in each case, pursuant to a separate agreement between Landlord and Subtenant, which includes, without limitation, the Sublease as a direct lease between Subtenant and Landlord pursuant to the Recognition Agreement (as applicable, the “Recognized Sublet Premises”), then (i) Subtenant shall be obligated to restore the Recognized Sublet Premises pursuant to the applicable provisions of the Lease, and (ii) Tenant shall not be obligated to restore the Recognized Sublet Premises pursuant to the applicable provisions of the Lease, but Tenant shall remain obligated to restore the remaining portion of the Premises (less the Recognized Sublet Premises). This paragraph shall survive the earlier termination of the Lease and Sublease.

6.Landlord, Tenant and Subtenant agree that Subtenant’s exercise of the Extension Option (as defined in the Sublease) pursuant to Section 3(c)(ii) of the Sublease, is conditioned upon, and subject to, the provisions of this Paragraph 6.

a.So long as each of the Subtenant Extension Conditions (as defined below) remains satisfied, Subtenant shall have the right to cause the Sublease to continue in full force and effect as a direct lease between Subtenant and Landlord pursuant to the Recognition Agreement upon all the terms and conditions of the Sublease (as modified by the terms of the Recognition Agreement and this Paragraph 6) following the Expiration Date (as defined in the Sublease), for the period commencing December 1, 2033 and expiring November 30, 2038 (the “Extension Term”), by delivering written notice exercising such election (the “Extension Notice”) to Landlord between June 30, 2032 and October 31, 2032.

b.As used in this Agreement, the term “Subtenant Extension Conditions” shall mean the following as of the date of the Extension Notice and as of December 1, 2033: (i) the Sublease is in full force and effect and Subtenant is not in default thereunder beyond any applicable notice or cure period; (ii) the Lease is in full force and effect and Tenant is not in default thereunder beyond any applicable notice or cure period; (iii) neither Tenant nor Subtenant shall be a debtor or debtor-in-possession in any voluntary or involuntary action or proceeding under the present or any future Federal bankruptcy code or any other present or future applicable Federal, State or other bankruptcy or insolvency statute or law; (iv) neither Tenant nor Subtenant shall be subject to any bankruptcy or insolvency-related reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar action or event or any process or procedure in anticipation of any of the foregoing; and (v) no trustee, receiver, custodian, assignee, sequestrator, liquidator or other similar official of Subtenant or Tenant, or of any interest in Subtenant or

Tenant or of all or substantially all of Subtenant’s or Tenant’s properties, or of either of their interest in the Premises shall be installed or appointed and no process or procedure in anticipation of any of the foregoing shall be continuing. Any of the Subtenant Extension Conditions may be waived in writing by Landlord in Landlord’s sole and absolute discretion.

c.In the event that Landlord delivers an Election Termination Notice (as defined in the Recognition Agreement) to Subtenant prior to Subtenant’s delivery of an Extension Notice, the premises that Subtenant will lease during the Extension Term (the “Extension Premises”) shall be all of the Sublet Space (i.e., all of “Suite H” as approximately depicted on Schedule 2 and all of that portion of “Suite E” as approximately depicted on Schedule 3), together with the 1st Floor Additional Suite E Space (as defined below). In the event that Landlord has not delivered an Election Termination Notice to Subtenant, the Extension Notice must identify one of the following as the Extension Premises and, in the event that Subtenant does not identify the Extension Premises in its Extension Notice, the Extension Notice shall be null and void:

i.All of “Suite H” consisting of approximately 33,506 rentable square feet as approximately depicted on Schedule 2 attached hereto, in which event Subtenant shall be obligated to fully vacate and surrender the portion of “Suite E” consisting of approximately 21,243 rentable square feet that is part of the Sublet Space and approximately depicted on Schedule 3 attached hereto in accordance with the terms of the Sublease and the Lease prior to the commencement of the Extension Term; or

ii.All of the Sublet Space (i.e., all of “Suite H” as approximately depicted on Schedule 2 and all of that portion of “Suite E” as approximately depicted on Schedule 3), together with the remainder of “Suite E” consisting of approximately 20,154 rentable square feet as approximately depicted on Schedule 4 attached hereto (the “Additional Suite E Space”), which consists of approximately 1,057 rentable square feet on the first floor of the Building (the “1st Floor Additional Suite E Space”) and approximately 19,097 rentable square feet on the second floor of the Building (the “2nd Floor Additional Suite E Space”). For the avoidance of doubt, the Additional Suite E Space is part of the Premises, but not part of the Sublet Space.

d.The rent payable by Subtenant to Landlord during the Extension Term shall be calculated in accordance with Section 2.2.2 of the Lease, except that the reference therein to “200,000 square feet” shall be deemed modified to the amount of square feet in the Extension Premises, rounded up to the nearest increment of 10,000.

e.The definition of “Subtenant’s Share” in Section 4(d)(i) of the Sublease shall be modified to equal the amount calculated by Landlord based upon Landlord’s determination of the rentable square feet within the Extension Premises.

f.On or prior to December 1, 2033, Subtenant shall deliver to Landlord an original Letter of Credit, in favor of Landlord as beneficiary, that complies with Subtenant’s obligations under Section 5 of the Sublease based on the Expiration Date being extended to November 30, 2038.

g.The exercise of the rights under this Paragraph 6 shall be personal to (i) VARDA SPACE INDUSTRIES, INC., a Delaware corporation; or (ii) any Permitted Transferee Affiliate (as defined below) that has been assigned, and has assumed, the entire subleasehold interest, and cannot be assigned, transferred or otherwise conveyed.

h.Notwithstanding anything in the Sublease or this Agreement to the contrary, in the event that the Lease is terminated or rejected (whether in a bankruptcy proceeding or similar proceeding under state law or for any other reason whatsoever) prior to the Expiration Date, Subtenant’s right to lease any premises during the Extension Term shall be limited to Subtenant’s rights, if any, pursuant to the Recognition Agreement.

7.Tenant and Subtenant each agrees:

a.Notwithstanding any provision to the contrary in the Lease, the liability of Landlord for Landlord’s obligations under this Agreement, the Recognition Agreement and any other documents executed by Landlord, Tenant, and/or Subtenant, as the case may be, in connection with the Lease and this Agreement (collectively, the “Sublease Documents”) shall be limited to Landlord’s interest in the Building and neither Tenant nor Subtenant shall look to any other property or assets of Landlord or the property or assets of any direct or indirect investor, affiliate, partner, member, manager, shareholder, director, officer, principal, employee, contractor, lender, representative and/ or agent of Landlord (collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under the Sublease Documents or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under the Sublease Documents;

b.In no event shall Landlord or the Parties be liable for, and Tenant and Subtenant, on behalf of themselves and all other subtenants, licensees or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees, hereby waive any claim against Landlord and the Parties for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Sublease Documents;

c.Except as set forth in Section 30(a) of the Sublease (which, for the avoidance of doubt, shall also benefit Landlord), in no event shall Subtenant or any of its employees, invitees, or licensees (collectively, the “Subtenant Parties”) be liable for, and Tenant and Landlord, on behalf of themselves and all other subtenants, licensees or occupants of the Sublet Space and their respective agents, contractors, subcontractors, employees, invitees or licensees, hereby waive any claim against Subtenant and the Subtenant Parties for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Sublease Documents; and

d.The obligations of Landlord under this Agreement shall not be binding upon Landlord after the sale, conveyance, assignment or transfer by Landlord of its interest in the Building, and Tenant and Subtenant shall look solely to the transferee for the satisfaction of such obligations. Any such transferee shall be deemed to have assumed all of Landlord's obligations under this Agreement.

Tenant and Subtenant each represents and warrants that no rent or other consideration is being paid or is payable to Tenant by Subtenant for the right to use or occupy the Sublet Space or for the use, sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture or other personal property in excess of the amounts set forth in the Sublease (collectively, the “Sublease Rent”) for the Sublet Space, and if such Sublease Rent exceeds the pro-rata portion of fixed rent and additional rent due from Tenant to Landlord under the Lease, Tenant shall pay to Landlord any such excess promptly following receipt thereof. Tenant hereby irrevocably authorizes and directs Subtenant, upon receipt of any written notice from Landlord stating that a default exists in the performance of Tenant's obligations under the Lease, to pay to Landlord the rents and any other consideration due and to become due under the Sublease. Tenant agrees that Subtenant shall have the right to rely upon any such statement and request from Landlord, and that Subtenant shall pay any such rents and any other sums to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall not have any right or claim against Subtenant for any such rents or any other sums so paid by Subtenant to Landlord. The acceptance of any payment on account of rent or any other amount from Subtenant as the result of any such default or otherwise shall in no manner whatsoever be deemed an attornment by the Landlord to Subtenant or by Subtenant to Landlord, be deemed a waiver by Landlord of any provision of the Lease or serve to release Tenant from any liability under the terms, covenants, conditions, provisions or agreements under the Lease. Notwithstanding the foregoing, any other payment of rent or other amounts from Subtenant directly to Landlord, regardless of the circumstances or reasons therefor, shall in no manner whatsoever be deemed an attornment by Subtenant to Landlord in the absence of a specific written agreement signed by Landlord to such an effect.

8.The Lease and this Agreement constitute the entire agreement of the parties with respect to Landlord’s consent to the Sublease. This Agreement may not be changed except in writing signed by the party to be charged.

9.All statements, notices and other communications given pursuant to this Agreement must be in writing and must be (i) delivered personally with receipt acknowledged, or (ii) sent by a nationally recognized reputable overnight courier (against a receipt of delivery), or (iii) sent by registered mail, return receipt requested, addressed to the parties at their addresses set forth above, or, if to Subtenant, at the Sublet Space, or (in each case above in this paragraph) at such other address as any party may designate upon not less than ten (10) days prior notice given in accordance with this paragraph, or (iv) via email, provided that such statement, notice or other communication is simultaneously sent using one of the methods described in clauses (i), (ii), or (iii) of this paragraph. Any such communication shall be deemed delivered when personally delivered, or on the date received or rejected as indicated by the receipt if sent by overnight courier or by the return receipt if sent by mail.

10.This Agreement will be construed and governed by California law.

11.Landlord’s rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Lease, at law, in equity or otherwise and Landlord shall be able to assert its rights and remedies at the same time as, before, or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity and enforceability of any other provision of this Agreement.

12.This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except as provided in Paragraph 7 above and except that it shall not inure to the benefit of any successor or assign of Tenant or Subtenant whose status was acquired in violation of the Lease, the Sublease or this Agreement.

13.Each of the persons executing this Agreement on behalf of the parties hereto represents that he or she is duly authorized to execute and deliver this Agreement on behalf of such party, as the case may be, and that each party hereto has full power and authority to enter into this Agreement.

14.Tenant and Subtenant, jointly and severally, indemnify Landlord against, and hold it harmless from, all costs, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of any claims for brokerage commissions, finders fees or other compensation in connection with the Sublease or procuring possession of the Sublet Space. Tenant and Subtenant, at their sole expense, shall defend any such claim with counsel reasonably acceptable to Landlord and settle any such claim at their expense, but only Landlord may approve the text of any stipulation, settlement agreement consent order, judgment or decree entered into on its behalf. The provisions of this Paragraph 14 shall survive the expiration or sooner termination of the Lease or Sublease.

15.Subtenant shall indemnify Landlord against, and hold it harmless from any and all losses, costs, expenses, claims and liabilities including, but not limited to, reasonable counsel fees, arising from the use, occupancy, conduct or management of the Sublet Space by Subtenant, or its agents, employees, contractors, representatives, invitees, or visitors, or Subtenant’s business activities therein. If any proceeding is brought against Landlord by reason of any such claim, Subtenant shall be responsible for Landlord’s costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses)

incurred in connection therewith. If any action or proceeding is brought against Landlord by reason of any such claim, Subtenant, upon written notice from Landlord, shall, at its sole cost and expense, resist or defend such action or proceeding using counsel reasonably approved by Landlord, but may not settle any such claim without Landlord’s prior written approval. The provisions of this Paragraph 15 shall survive the expiration or earlier termination of the term of the Sublease or the Lease. The indemnity and any right granted to Landlord pursuant to this paragraph shall be in addition to, and not in limitation of Landlord’s rights under the Lease. Tenant shall have the same obligations to Landlord as are set forth for Subtenant in this Paragraph 15, but only to the extent provided in, and subject to the conditions set forth in, the second sentence of Section 10.1 of the Lease; and to the extent such obligations for Tenant exist, Tenant shall be jointly and severally liable with Subtenant therefor.

16.Notwithstanding the personal nature of the signage rights contained in Section 22.1 of the Lease, Landlord hereby consents to Subtenant’s use of any and all applicable signage rights set forth in Section 22.1 of the Lease in connection with the Sublet Space during the term of the Sublease, without Landlord’s consent, subject to the last sentence of this Paragraph 16 and the terms and conditions in Section 22 of the Lease (including, without limitation, the approval of the City of El Segundo, compliance with all applicable governmental laws, rules, regulations, codes and approvals and any master signage programs, and the restoration obligations set forth therein). Landlord hereby further consents to Subtenant’s use of its standard logo and signage on the façade of “Suite H” parallel to Aviation Boulevard as set forth in Exhibit G to the Sublease in connection with such signage rights, provided that Subtenant complies with all signage requirements under the Lease. Tenant hereby agrees that its own signage rights under the Lease are reduced to the extent of Subtenant’s rights hereunder, including, without limitation, with respect to any cap on signage area contained in any master signage programs or other City requirements.

17.Landlord’s consent to the Sublease does not include consent to any modification, supplement or amendment of the Sublease, or to any assignment of the Sublease or sub-subletting of the Sublet Space, or to any additional subleasing of the Sublet Space or any other portion of the Premises, each of which requires Landlord’s prior written consent (except that Tenant may terminate the Sublease without Landlord’s prior consent). If Tenant or Subtenant desires Landlord’s consent to any such other action it must specifically and separately request such consent. Tenant shall give Landlord prompt written notice if the Sublease terminates prior to its stated term.

18.Notwithstanding anything to the contrary in Section 3.1 of Exhibit E to the Sublease, Subtenant’s selection of an Architect (as defined in the Sublease) shall be subject to Landlord’s prior written approval.

19.An assignment or subletting of all or a portion of the Sublet Space to an entity which is controlled by, controls or is under common control with Subtenant, or the surviving entity in a merger involving Subtenant, or an entity which acquires substantially all of the assets of Subtenant as a going concern (each hereafter, a “Permitted Transferee Affiliate”) shall not require Landlord’s consent thereto, provided that (a) Subtenant notifies Landlord of any such assignment or sublease at least ten (10) Business Days (as defined in the Lease) before the effective date of such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer, (b) such assignment or sublease is not a subterfuge by Subtenant to avoid its obligations under the Sublease, (c) for any assignment pursuant to this Paragraph 19, Permitted Transferee Affiliate assumes in writing all of Subtenant’s obligations under the Sublease relating to the Sublet Space, and (d) for any assignment pursuant to this Paragraph 19, such Permitted Transferee Affiliate shall have a net book value (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (the “Net Worth”) at least equal to the greater of (1) the Net Worth of Subtenant immediately prior to the assignment, or (2) the Net Worth on the date of the Sublease of the originally-named Subtenant. “Control” as used in this Paragraph 19, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. The rights of Subtenant under this Paragraph 19 shall be personal to Varda Space Industries, Inc., a Delaware corporation.

20.In any instance where Tenant’s consent is required under the Sublease, the written consent of Landlord shall also be required,

21.As a condition to the effectiveness of Landlord’s consent under this Agreement, Subtenant shall deliver to Landlord certificates evidencing that Landlord and such other parties as Landlord may specify are additional insureds on all insurance policies required to be maintained by Subtenant pursuant to the terms of the Sublease.

22.Subtenant acknowledges that Landlord may extend, terminate or otherwise amend the Lease without Subtenant's consent and without liability to Subtenant whatsoever (notwithstanding this Agreement or Landlord's consent to the Sublease).

23.Neither the execution and delivery of this Agreement or the Sublease, nor any acceptance of rent or other consideration from Subtenant by Landlord or Landlord’s agent, shall operate to waive, modify, impair, release or in any manner affect Tenant’s liability or obligations under the Lease or Subtenant's liability or obligations under the Sublease.

24.If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement or the Lease and the Sublease, then the terms, covenants and conditions of this Agreement or the Lease shall prevail. If there shall be any conflict or inconsistency between this Agreement and the Lease, such conflict or inconsistency shall be determined for the benefit of, and by, Landlord.

25.Each of the parties hereby irrevocably and unconditionally waives its right to a jury trial in any cause of action arising out of, or relating to, this Agreement.

26.Tenant agrees to pay, not later than thirty (30) days after receipt (or deemed receipt) of written demand, Landlord’s reasonable out-of-pocket fees and disbursements incurred in connection with and related to the preparation and execution of this Agreement, the Recognition Agreement and the Sublease. At Tenant’s written request, Landlord shall provide non-privileged documentation evidencing such out-of-pocket fees and disbursements.

27.This Agreement may be executed and delivered electronically (including, without limitation, via e-mail transmission and/or DocuSign) in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.
28.

Please acknowledge your agreement to the terms and conditions of this Agreement by signing the copy of this Agreement enclosed herewith and returning it to the Landlord. You may consider Landlord’s consent to the Sublease to be effective upon your receipt of a fully executed copy of this Agreement.

Very truly yours,

LANDLORD: HC Hornet Way, LLC. a Delaware limited liability company By /s/ Mike Racine Name: Mike Racine Title: Authorized Representative

Agreed to:

TENANT:

Beyond Meat, Inc.,
a Delaware corporation

By:    /s/ Ethan Brown
Name: Ethan Brown
    Its: Chief Executive Officer

SUBTENANT:

Varda Space Industries, Inc.,
a Delaware corporation

By:    /s/ Jon Barr
Name: Jon Barr
    Its: Chief Operating Officer

By:    /s/ Matthew Chung
Name: Matthew Chung
    Its: Environmental Health and Safety Manager